                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CMAC INVESTMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

[CMAC LOGO]
--------------------------------------------------------------------------------

CMAC INVESTMENT CORPORATION
1601 Market Street
Philadelphia, PA 19103
                                                                   April 6, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of CMAC Investment Corporation, which will be held at 1601 Market Street, 22nd Floor, Philadelphia, Pennsylvania 19103, at 10:00 a.m. on Wednesday, May 13, 1998.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

     Whether or not you plan to attend this meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Since the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

/s/ Howard S. Yaruss
HOWARD S. YARUSS
Secretary

                          CMAC INVESTMENT CORPORATION
                               1601 Market Street
                             Philadelphia, PA 19103
                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 13, 1998
                            ------------------------

TO THE STOCKHOLDERS OF
CMAC INVESTMENT CORPORATION:

     CMAC Investment Corporation, a Delaware corporation (the "Company"), will be held at 1601 Market Street, 22nd Floor, Philadelphia, Pennsylvania, on Wednesday, May 13, 1998 at 10:00 a.m., local time, for the following purposes:

        1. To elect three directors for terms of three years each, to serve until their successors shall be elected and qualified;

        2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1998;

        3. To approve and ratify the adoption by the Company of the CMAC Investment Corporation 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"); and

        4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on March 16, 1998 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders will be available for inspection during normal business hours from April 28, 1998 through May 13, 1998 at the offices of the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103.

                                          By Order of the Board of Directors

                                          HOWARD S. YARUSS
                                          Secretary

Philadelphia, PA
April 6, 1998

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                          CMAC INVESTMENT CORPORATION
                               1601 Market Street
                             Philadelphia, PA 19103

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 13, 1998

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CMAC Investment Corporation (the "Company"), for use at the 1998 annual meeting of stockholders to be held at 1601 Market Street, 22nd Floor, Philadelphia, PA, on Wednesday, May 13, 1998 at 10:00 a.m., local time, and at any adjournments thereof. This Proxy Statement and the accompanying Proxy Card are expected to be distributed to stockholders on or about April 6, 1998.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, Corporate Investor Communications, Inc., Carlstadt, New Jersey, a proxy solicitation firm, has been employed to solicit proxies by mail, telephone or personal solicitation. It is anticipated that the fees to be paid to Corporate Investor Communications by the Company will not exceed $10,000. Proxies may also be solicited by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company will also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will, upon request, reimburse such persons for reasonable expenses incurred in that regard.

     The Company's annual report to stockholders for the year ended December 31, 1997, including audited financial statements, is being mailed to stockholders with this Proxy Statement but does not constitute a part of this Proxy Statement.

                             PURPOSE OF THE MEETING

     At the annual meeting, the stockholders will be asked to (i) elect three directors to hold office as provided by law and the by-laws of the Company, (ii) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1998, (iii) approve and ratify the 1997 Employee Stock Purchase Plan, which is set forth as Exhibit "A" to this Proxy Statement, and (iv) transact such other business as may properly come before the meeting.

                             VOTING AT THE MEETING

     Holders of the shares of common stock of the Company ("Common Stock"), of record at the close of business on March 16, 1998 are entitled to vote at the meeting. As of that date, 22,600,049 shares of Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to vote at the meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve and ratify (i) the adoption of the Stock Purchase Plan, (ii) the appointment of Deloitte & Touche LLP, or (iii) to take action with respect to any other matter as may be properly brought before the meeting.

     With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

     Abstentions may be specified on the proposals to (i) adopt the Stock Purchase Plan, and (ii) ratify the Company's auditors. Abstentions may not be specified for the election of directors. Abstentions will be considered present and entitled to vote at the meeting but will not be counted as votes cast in the affirmative.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors and the ratification of the appointment of Deloitte & Touche LLP if they have not received instructions to the contrary from a beneficial owner. Brokers will not have the authority to vote shares with respect to the adoption of the Stock Purchase Plan in the absence of such instructions. Assuming that sufficient shares are present (so that a quorum may be obtained) for each proposal, a failure by brokers to vote those shares will have no effect in the outcome of the election of directors or the approval of any proposal at the meeting because such shares will not be considered shares present and entitled to vote with respect to such matters.

     Shares cannot be voted at the meeting unless the holder of record is present in person or is represented by proxy. The enclosed Proxy Card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed Proxy Card will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     Execution of the accompanying Proxy Card will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the meeting, or by executing a later-dated proxy that is received by the Company before the meeting.

     YOUR PROXY VOTE IS IMPORTANT TO THE COMPANY. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT (THE BANK OF NEW YORK) IN THE NAME OF A BROKER, BANK OR OTHER CUSTODIAN, NOMINEE OR FIDUCIARY, YOU MUST SECURE A PROXY FROM SUCH PERSON ASSIGNING YOU THE RIGHT TO VOTE YOUR SHARES.

                           I.  ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms. Each class is as equal in size as possible. Each class holds office for a term of three years and until the election and qualification of their respective successors or until their earlier removal or resignation.

     Three directors are to be elected at the 1998 annual meeting. The terms of three current directors, Herbert Wender, James W. Jennings and Robert W. Richards, will expire at the 1998 annual meeting. The Board of Directors has nominated these three current directors for election as directors of the Company for terms of office that would expire in 2001. The remaining six directors will continue to serve in accordance with their prior election or appointment.

     The nominees have consented to be named and to serve if elected or confirmed. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby FOR the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; however, if this should not be the case, the proxies may be voted for any substitute nominee to be designated by the Board of Directors.

     The three directors are to be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors unanimously recommends a vote FOR each of the nominees.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINEES

     Article Fifth of the Amended and Restated Certificate of Incorporation of the Company prohibits a nominee from being elected a director unless the name of the nominee, together with such consents and information concerning present and prior occupations, transactions with the Company or its subsidiaries, and other matters as may at the time be required by or pursuant to the by-laws, is filed with the Secretary of the Company no later than the time fixed by, or pursuant to, the by-laws immediately preceding the annual or special meeting at which such person is to be a candidate for director.

     Section 4.13(b) of the Company's by-laws provides that any stockholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the stockholder's intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors with certain exceptions. This notice must contain or be accompanied by the following information:

          (a) the name and residence of the stockholder who intends to make the nomination;

          (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

          (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had proxies been solicited with respect to the nominee by the management or Board of Directors of the Company;

          (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

          (e) the consent of each nominee to serve as a director of the Company.

     Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Secretary of the Company no later than April 29, 1998.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS
AND REGARDING CONTINUING DIRECTORS

     The information provided herein as to personal background has been provided by each director and nominee as of March 16, 1998.

                          NOMINEES FOR ELECTION AT THE
                            1998 ANNUAL MEETING FOR
                             TERMS EXPIRING IN 2001

HERBERT WENDER.............  Mr. Wender has served as Chairman of the Board of
                             Directors of the Company since August 1992. He was Chairman of the Board and Chief Executive Officer of Commonwealth Mortgage Assurance Company, the Company's operating subsidiary ("CMAC") from June 1983 until July 1992. Mr. Wender has been Vice Chairman of Land America Financial Group, Inc. since February 1998. He was Chairman of the Board and Chief Executive Officer of Commonwealth Land Title Insurance Company ("Commonwealth"), a title insurance company, from June 1983 until February 1998. He has been a director of the Company since July 1992. Age: 60.

JAMES W. JENNINGS..........  Mr. Jennings has been a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP (which firm is counsel to the Company) since 1970. He has been a director of the Company since January 1993. Age: 61.

ROBERT W. RICHARDS.........  Mr. Richards was Chairman of the Board of Directors
                             of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of the Company since November 1992. Age:
                             55.

                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 2000

FRANK P. FILIPPS...........  Mr. Filipps joined the Company and CMAC, as Senior
                             Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of the Company and CMAC in 1994. In January 1995 he became President of the Company and Chairman of the Board, President and Chief Executive Officer of CMAC. In January 1996 Mr. Filipps was named Chief Executive Officer of the Company. From 1975 until October 1992 he was an executive with American International Group, Inc., an insurance holding company, serving as Vice President and Treasurer from 1989 to 1992. He has been a director of Impac Mortgage Holdings since November 1995 and a director of Impac Commercial Holdings since February 1997. He has been a director of the Company since May 1995. Age: 50.

JAMES C. MILLER............  Mr. Miller was President of the Company from July
                             1992 until his retirement in December 1994. He served as President and Chief Operating Officer and a director of CMAC from October 1983 until August 1992. From August 1992 through December 1994 he served as Chairman of the Board, President and Chief Executive Officer of CMAC. He has been a director of the Company since July 1992. Age: 67.

ANTHONY W. SCHWEIGER.......  Mr. Schweiger is an independent consultant providing specialized management services for turnaround situations and complex operations problems for a variety of businesses. He served as acting Chief Executive Officer of Care Systems in 1995. He was Managing Director of the Stafford Companies, an investment banking firm, from November 1994 until April 1995. From November 1993 through August 1994 he served as the Executive Vice President of First Advantage Mortgage Corporation, a mortgage banking company. Prior to that he served as President and Chief Executive Officer of Meridian Mortgage Corporation, a mortgage banking company, from 1987 until December 1992. He has been a director of the Company since November 1992. Age:
                             56.

                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 1999

DAVID C. CARNEY............  Mr. Carney has been the Executive Vice President of
                             Jefferson Health Systems since October 1996. From April 1995 until October 1996 he was

                             Chief Executive Officer of D.C. Carney Consulting Service. He served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company from April 1991 until April 1995. He has been a director of the Company since November 1992. Age: 60.

CLAIRE M. FAGIN............  Dr. Fagin is Dean Emerita and Professor Emerita of
                             the School of Nursing, University of Pennsylvania and is currently an independent consultant. She has been associated with the University of Pennsylvania since 1977, where she served as Interim President from 1993 to 1994. From 1977 through 1992 she was the Dean of the School of Nursing of the University of Pennsylvania. She was a director of Salomon Inc from 1994 until the end of 1997, when it was acquired by Travelers Group. She serves on the Advisory Committee of Provident Mutual Life Insurance Company where she retired from her directorship in December 1996. She has been a Director of the Company since July 1994. Age: 71.

RONALD W. MOORE............  Mr. Moore has been an Adjunct Professor of Business
                             Administration, Graduate School of Business
                             Administration, Harvard University since 1990. He is a director of Orion Capital Corporation. Mr. Moore has been a director of the Company since November 1992. Age: 52.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company believes that during the year ended December 31, 1997, its directors and executive officers complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934. The foregoing statement is based solely upon a review of copies of reports furnished to the Company and written representations of its directors and executive officers that no other reports were required.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table indicates, as of December 31, 1997, information relating to each person known to be the beneficial owner of more than five percent (5%) of the Company's Common Stock.

                                                                                             INVESTMENT
                                             SHARES                      VOTING POWER          POWER
                                          BENEFICIALLY     PERCENT     ----------------   ----------------
       NAME AND BUSINESS ADDRESS          OWNED(1)(2)    OF CLASS(3)   SOLE    SHARED     SOLE    SHARED
       -------------------------          ------------   -----------   ----    ------     ----    ------
Morgan Stanley, Dean Witter, Discover &
  Co....................................   2,219,563        9.85%      -0-    1,968,963   -0-    2,219,563
1585 Broadway
New York, New York 10036

---------------
(1) All the information in the table is presented in reliance on information disclosed by the named individual and group in Schedule 13G, filed with the Securities and Exchange Commission reporting as of February 15, 1998, as amended.

(2) Van Kampen American Capital Asset Management Incorporated, a registered investment advisor and wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., is the beneficial owner of 1,320,625 of the shares reported as a result of serving as investment manager with respect to various investment accounts.

(3) The percentage has been determined based upon the number of shares outstanding as of December 31, 1997.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

     The following table sets forth, as of January 26, 1998, all shares of Common Stock of the Company which are deemed to be beneficially held by each director of the Company, its Chief Executive Officer, the next four most highly compensated executive officers of the Company, and the directors and all current executive officers of the Company as a group.

                                                               NUMBER OF
                                                                 SHARES         PERCENTAGE
                                                              BENEFICIALLY          OF
                      BENEFICIAL OWNER                        OWNED(1)(2)        CLASS(5)
                      ----------------                        ------------      ----------
Herbert Wender..............................................    234,250            1.03%
Frank P. Filipps............................................    124,564               *
Paul F. Fischer.............................................     76,215               *
Douglas J. MacLeod..........................................     72,035               *
James C. Miller.............................................     55,995(4)(6)         *
C. Robert Quint.............................................     47,347               *
David C. Carney.............................................     17,600               *
James W. Jennings...........................................     16,600               *
Ronald W. Moore.............................................     16,000               *
Robert W. Richards..........................................     15,500               *
Anthony W. Schweiger........................................     15,000               *
Claire M. Fagin.............................................      9,000               *
William Carroll.............................................        186               *
All directors and current executive officers as a group (15
  persons)..................................................    713,616            3.16%

---------------
(1) Shares are "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or direct the voting of such shares, or (ii) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares which such person has the right to acquire beneficial ownership of within 60 days. Directors and officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(2) Includes shares of Common Stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of January 31, 1998, as to which the employee has dispositive power, as follows: Mr. Filipps -- 1,814 shares, Mr. Fischer -- 2,215 shares, Mr. MacLeod -- 2,035 shares, Mr. Quint -- 2,947 shares, Mr. Carroll -- 186 shares, and current executive officers as a group -- 14,271 shares.

(3) Includes shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Wender, 208,250 shares; Mr. Filipps, 118,750 shares; Mr. Fischer, 73,000 shares; Mr. MacLeod, 70,000 shares; Mr. Quint, 43,000 shares; Messrs. Carney, Moore, Richards and Schweiger, 15,000 shares each; Mr. Jennings, 14,000 shares; Dr. Fagin, 9,000 shares; and all current directors and executive officers as a group, 604,250 shares.

(4) Includes shares of Common Stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of January 31, 1998, which Mr. Miller accumulated during his time as an employee of the Company. Under the CMAC Investment Corporation Savings Incentive Plan, Mr. Miller has dispositive power as to 3,795 shares held therein.

(5) "*" indicates less than one percent of class.

(6) Includes 200 shares owned by Mr. Miller's daughter as to which he disclaims beneficial ownership.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company met on six occasions during the period January 1, 1997 through December 31, 1997. The by-laws of the Company provide that the Board of Directors, by a resolution adopted by a majority of the entire Board, may designate an Executive Committee or other committees, each of which shall consist of one or more directors. In addition to the Executive Committee, the Board of Directors has the following standing committees: Stock Option and Compensation Committee, Audit Committee, Nominating Committee and Investment Committee. Each director participated in every Board of Directors meeting held during 1997. Each director participated in at least 75% of the meetings of the committees that such director serves on.

     EXECUTIVE COMMITTEE. For the year ended December 31, 1997, the Executive Committee was composed of Messrs. Wender (Chairman), Carney, Filipps and Schweiger. This Committee exercises such management functions as may be delegated to it by the Board of Directors. The Executive Committee did not meet during the period from January 1, 1997 through December 31, 1997.

     STOCK OPTION AND COMPENSATION COMMITTEE. For the year ended December 31, 1997, the Stock Option and Compensation Committee was composed of three non-employee directors, Mr. Richards (Chairman), Dr. Fagin and Mr. Moore. This Committee is responsible for administering the Company's 1992 Stock Option Plan and 1995 Equity Compensation Plan, and for setting compensation for the Company's senior managers. The Stock Option and Compensation Committee met five times during the period January 1, 1997 through December 31, 1997.

     AUDIT COMMITTEE. For the year ended December 31, 1997, the Audit Committee was composed of three non-employee directors, Messrs. Carney (Chairman), Jennings and Schweiger. This Committee is responsible for recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing the financial results of the Company; reviewing with the Company's independent auditors the scope and results of their audits; reviewing with the independent auditors and management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial controls. The Audit Committee met four times during the period between January 1, 1997 and December 31, 1997.

     NOMINATING COMMITTEE. For the year ended December 31, 1997, the Nominating Committee was composed of four non-employee directors, Messrs. Schweiger (Chairman), Carney, Jennings and Miller. This Committee is responsible for identifying and recommending to the Company's stockholders nominees to the Company's Board of Directors. The Nominating Committee considers nominees who are recommended by stockholders as additional members of the board or to fill vacancies on the board. Stockholders desiring to submit the names of, and any pertinent data with respect to, such nominees should send this information, in writing, to the Chairman of the Nominating Committee, Mr. Anthony W. Schweiger, in care of the Company. The Nominating Committee met one time during the period between January 1, 1997 and December 31, 1997. See "ELECTION OF DIRECTORS -- Requirements for Advance Notification of Nominees."

     INVESTMENT COMMITTEE. For the year ended December 31, 1997, the Investment Committee was composed of Mr. Moore (Chairman), Dr. Fagin, Messrs. Filipps, Miller, and Richards. The Investment Committee is responsible for monitoring the Company's investment portfolio. The Investment Committee met four times during the period January 1, 1997 through December 31, 1997.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the current executive officers of the Company as of March 31, 1998. The executive officers of the Company are elected annually by the Board of Directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal.

Frank P. Filipps...........  Mr. Filipps joined the Company and CMAC, as Senior
                             Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of the Company and CMAC in 1994. In January 1995 he became President of the Company and Chairman of the Board, President and Chief Executive Officer of CMAC. In January 1996 Mr. Filipps was named Chief Executive Officer of the Company. From 1975 until October 1992 he was an executive with American International Group, Inc., an insurance holding company, serving as Vice President and Treasurer from 1989 to 1992. He has been a director of Impac Mortgage Holdings since November 1995 and a director of Impac Commercial Holdings since February 1997. He has been a director of the Company since May 1995. Age: 50.

Herbert Wender.............  Mr. Wender has served as Chairman of the Board of the Company since August 1992. He was Chairman of the Board and Chief Executive Officer of CMAC from June 1983 until July 1992. Mr. Wender has been Vice Chairman of Land America Financial Group, Inc. since February 1998. He was Chairman of the Board and Chief Executive Officer of Commonwealth from June 1983 until February 1998. He has been a director of the Company since July 1992. Age: 60.

William W. Carroll.........  Mr. Carroll was named Senior Vice President,
                             National Sales Manager of CMAC in January 1997. From 1986 through 1997 he served various senior level positions within the mortgage banking industry, most recently at Barnett Bank as a Senior Consultant. Age: 60.

Paul F. Fischer............  Mr. Fischer was named Vice President, Risk
                             Management of CMAC in June 1990 and was named Senior Vice President, Risk Management in June 1991. He was named a Vice President of the Company in January 1993. He served as Vice President, Administration and Controller of CMAC from April 1985 until June 1990. Age: 43.

Harry A. Levine............  Mr. Levine was named Senior Vice President of CMAC in February 1995. From 1988 to 1995 Mr. Levine served as Vice President, Regional Sales Manager of CMAC. From 1973 to 1988 Mr. Levine served as Vice President, Sales for Verex Assurance, Inc., a mortgage guaranty insurer. Age: 65.

Douglas J. MacLeod.........  Mr. MacLeod was named as Senior Vice President,
                             Capital Markets of CMAC in October 1997. He served as Senior Vice President of Marketing of CMAC from January 1997 to October 1997. From June 1991 to January 1997 he was Senior Vice President, Marketing and National Sales Manager of CMAC. He was named a Vice President of the Company in January 1993. From 1985 until March 1991 he served as a corporate officer of Financial Insurance Guaranty Company, a financial guaranty company, in the areas of sales, marketing and new product development. Age: 51.

C. Robert Quint............  Mr. Quint was named Senior Vice President and Chief
                             Financial Officer of the Company and CMAC in January 1996. He joined CMAC as Vice

                             President, Administration and Controller in August 1990. In July 1992 he became Vice President, Administration and Controller of the Company. In January 1995, he was named Vice President, Finance and Controller of the Company and CMAC. From June 1987 until August 1990 he served as an Assistant Controller for Reliance Development Group, a commercial real estate developer. Age: 38.

Howard S. Yaruss...........  Mr. Yaruss joined the Company and CMAC in July 1997 as Senior Vice President, Secretary and General Counsel. From July of 1991 until July of 1997 he served as Vice President and Assistant General Counsel of Capital Reinsurance Company, a reinsurance company. Age: 39.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Mr. Wender, Chairman of the Board of the Company, receives $100,000 per year, payable quarterly, for his services. All other directors of the Company who did not serve as executive officers of the Company received an annual fee for their services of $12,000, a $2,000 annual fee for serving as a Chairman of a Committee, and a $1,500 fee for each Board of Directors meeting attended in 1997. Effective January 1, 1998, the Board of Directors approved a change in the annual fee for their services to $20,000, a $2,000 annual fee for serving as a Chairman of a Committee, a $1,500 fee for each Board of Directors meeting attended, a $1,500 fee for each committee meeting attended not in conjunction with a Board of Directors meeting and a $500 fee for each committee meeting attended in conjunction with a Board of Directors meeting. In addition, non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with a Board of Directors or Committee meeting. Directors who are employees do not receive additional compensation for such service. Each new non-employee director automatically receives, at the time of such director's election, an option under the Company's stock option plans to acquire 9,000 shares of Common Stock of the Company at the fair market value of such Common Stock on the date of the grant. Thereafter, non-employee directors receive an additional grant of options to purchase 9,000 shares for each three-year period of service on the Board of Directors completed. These options become vested and exercisable in 3,000 share installments on each of the first, second and third anniversaries of the date of the grant, provided that the optionee is a director of the Company on such anniversary dates. Options are exercisable for ten years after the date of the grant, provided that the optionee remains a director of the Company. The exercise price of such options is 100% of the fair market value of the Common Stock on the date of the grant. In 1997, the Directors of the Company undertook, with the assistance of an outside consultant, a review of the Company's policies with respect to director and board compensation.

EXECUTIVE COMPENSATION

     The following table sets forth certain information for the years ended December 31, 1995, 1996 and 1997 as to the compensation of (i) the Chief Executive Officer of the Company, and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                          ------------
                                                                             AWARDS
                                                                             ------
                                                   ANNUAL COMPENSATION     SECURITIES    ALL OTHER
                                                   --------------------    UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION                YEAR    SALARY(1)   BONUS(2)     OPTIONS      SATION(3)
---------------------------                ----    ---------   --------   ------------   ---------
Frank P. Filipps.........................  1997    $300,000    $450,000      50,000       $8,000
President & CEO                            1996    $250,000    $250,000           0       $7,500
                                           1995    $219,038    $265,000      40,000       $7,500
William W. Carroll(4)....................  1997    $168,269    $218,750      19,500       $8,000
Sr. V.P. Sales -- CMAC
Paul F. Fischer..........................  1997    $177,000    $177,000      28,500       $8,000
Sr. V.P. Risk Management -- CMAC           1996    $165,000    $165,000           0       $7,500
                                           1995    $149,417    $180,000      20,000       $7,471
Douglas J. MacLeod.......................  1997    $187,000    $149,600      23,000       $8,000
Sr. V.P. Capital Markets -- CMAC           1996    $185,000    $173,000           0       $7,500
                                           1995    $174,224    $210,000      20,000       $7,500
C. Robert Quint..........................  1997    $167,000    $208,750      26,500       $8,000
Sr. V.P. Chief Financial Officer           1996    $160,000    $160,000           0       $7,500
                                           1995    $119,541    $108,000      16,000       $5,977

---------------
(1) Includes salary deferrals and employee contributions to the Company's Savings Incentive Plan.

(2) Bonus amounts are for services rendered in the calendar year noted but paid in the subsequent year.

(3) Includes matching contributions by the Company under the Company's Savings Incentive Plan.

(4) Mr. Carroll's employment with CMAC commenced January 20, 1997.

     The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1997 to (i) the Chief Executive Officer of the Company, and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                              INDIVIDUAL GRANTS (1)                     ASSUMED ANNUAL RATES OF
                                -------------------------------------------------    STOCK PRICE APPRECIATION FOR
                                            % OF TOTAL                                    OPTION TERM OF (10
                                OPTIONS   OPTIONS GRANTED   EXERCISE                           YEARS)(2)
                                GRANTED    TO EMPLOYEES     OR BASE    EXPIRATION   -------------------------------
NAME                              (#)     IN FISCAL YEAR     PRICE        DATE       0%        5%           10%
----                            -------   ---------------   --------   ----------   -----   ---------   -----------
Frank P. Filipps..............  25,000          7.7%        $  32.50    1/21/07      $ 0     510,977     1,294,916
                                25,000          7.7%        $52.9375    12/2/07      $ 0     832,303     2,109,219
William W. Carroll............   7,500          2.3%        $  48.00    7/15/07      $ 0     226,402       573,747
                                12,000          3.7%        $52.9375    12/2/07      $ 0     399,505     1,012,425
Paul F. Fischer...............  16,500          5.1%        $  32.50    1/21/07      $ 0     337,245       854,644
                                12,000          3.7%        $52.9375    12/2/07      $ 0     399,505     1,012,425
Douglas J. MacLeod............  15,000          4.6%        $  32.50    1/21/07      $ 0     306,586       776,949
                                 8,000          2.5%        $52.9375    12/2/07      $ 0     266,337       674,950
C. Robert Quint...............  15,000          4.6%        $  32.50    1/21/07      $ 0     306,586       776,949
                                11,500          3.5%        $52.9375    12/2/07      $ 0     382,859       970,241

---------------
(1) All options disclosed in this table vest in four equal installments on each anniversary of the date of grant in 1999, 2000, 2001 and 2002.

(2) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% rates set by the Securities Exchange Commission and therefore are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

              AGGREGATED OPTION/EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/VALUES(1)

     The following table sets forth certain information concerning exercises of stock options during the year ended December 31, 1997 and the value of unexercised stock options at December 31, 1997 for (i) the Chief Executive Officer of the Company, and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING OPTIONS AT         IN-THE-MONEY OPTIONS AT
                          SHARES                         DECEMBER 31, 1997              DECEMBER 31, 1996
                         ACQUIRED        VALUE      ---------------------------   -----------------------------
NAME                    ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                    -----------   -----------   -----------   -------------   -------------   -------------
Frank P. Filipps......         0      $         0     107,500        132,500      $5,096,718.75   $4,432,656.25
William W. Carroll....         0      $         0           0         19,500      $           0   $  183,062.50
Paul F. Fischer.......    18,000      $675,517.29      63,000         83,500      $2,946,000.00   $2,952,937.50
Douglas J. MacLeod....    13,000      $506,124.91      60,000         78,000      $2,791,875.00   $2,881,375.00
C. Robert Quint.......    10,000      $365,443.00      38,000         58,500      $1,787,250.00   $1,877,656.25

---------------
(1) At December 31, 1997, the closing price of a share of Common Stock on the New York Stock Exchange was $60.375.

CHANGE OF CONTROL AGREEMENTS

     See "CERTAIN TRANSACTIONS" for a description of change of control agreements between the Company and its executive officers.

PENSION PLAN

     The Board of Directors of the Company has established the CMAC Investment Corporation Pension Plan (the "Pension Plan"). The Pension Plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. All salaried and hourly employees of the Company are eligible to participate in the Pension Plan upon the attainment of 20 1/2 years of age and one year of eligible service. A participant is generally fully vested after five years of service subsequent to age 18.

     The amount of the annual normal retirement benefit of a participant is the sum of (i) 1.1% of his average base salary (up to a statutory maximum equal to $160,000 in 1997) for the five consecutive calendar years for which such average is highest ("Average Annual Salary") multiplied by his number of years of credited service not in excess of 35 years, plus (ii) 0.5% of the participant's Average Annual Salary in excess of the average of the annual Social Security taxable wage bases in effect for each of the 35 calendar years ending with the calendar year in which he attains Social Security retirement age multiplied by his number of years of credited service not in excess of 35 years, plus (iii) 0.5% of the participant's Average Annual Salary multiplied by his number of years of credited service in excess of 35 years.

     In January 1997, the Board of Directors of the Company established a nonqualified Supplemental Executive Retirement Plan ("SERP"). This plan is intended to provide certain executive officers with a supplemental retirement program to the qualified pension plan. The difference between the SERP and the qualified pension plan is that the SERP is not subject to the statutory cap on compensation that may be taken into account for the calculation of benefits ($160,000 in 1997) and the statutory cap on actual benefits ($125,000 in 1997). The benefit under the SERP is determined using the same formula as that under the qualified pension plan but is based on total compensation (inclusive of salary and bonus) up to 150% of average base pay for the three consecutive calendar years for which such base pay is the highest. Under the terms of the SERP, the Board of Directors must annually designate which executive officers are eligible to participate in the SERP.

     The following table sets forth the approximate annual pension that a full-time employee, including an executive officer, may receive under the Pension Plan, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Average Annual Salary and years of credited service. The following table assumes that the Company was in existence for the entire year of 1992. Benefits shown in the following table in excess of $125,000 are payable by the Company only to persons designated by the Board of Directors to participate in the SERP.

                               PENSION PLAN TABLE

                                YEARS OF CREDITED SERVICE
               ------------------------------------------------------------
REMUNERATION     5       10       15       20       25       30       35
------------   ------  -------  -------  -------  -------  -------  -------
 $  100,000     7,250   14,500   21,750   29,000   36,250   43,500   50,750
 $  150,000    11,250   22,500   33,750   45,000   56,250   67,500   78,750
 $  160,000    12,050   24,100   36,150   48,200   60,250   72,300   84,350
 $  200,000    15,250   30,500   45,750   61,000   76,250   91,500  106,750
 $  250,000    19,250   38,500   57,750   77,000   96,250  115,500  134,750
 $  300,000    23,250   46,500   69,750   93,000  116,250  139,500  162,750
 $  500,000    39,250   78,500  117,750  157,000  196,250  235,500  274,750
 $  750,000    59,250  118,500  177,750  237,000  296,250  355,500  414,750
 $1,000,000    79,250  158,500  237,750  317,000  396,250  475,500  554,750

     For the year ended December 31, 1997, the base salary for purposes of the Pension Plan for the executive officers named in the Summary Compensation Table is set forth in the salary column of the Summary Compensation Table. The credited years in service as of December 31, 1997 for each such executive officer is as follows: Mr. Filipps -- 5 years; Mr. Carroll -- 1 year; Mr. Fischer -- 21 years; Mr. MacLeod -- 6 years; and Mr. Quint -- 8 years.

                             EXECUTIVE COMPENSATION

STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Stock Option and Compensation Committee (the "Committee") has provided the following report on executive compensation for the year ended December 31, 1997:

COMPENSATION PHILOSOPHY

     The Committee believes that the Company's executive compensation program should be closely related to the services that the executives deliver to the Company and the value such services bring to the stockholders of the Company.

     The Committee believes an executive's compensation should be based, in part, on the achievement by the Company of certain specified financial objectives and, in part, on the achievement by the executive of specific, individual objectives. The Company's financial objectives are recommended by management and are approved by the Stock Option and Compensation Committee and further ratified by the full Board of Directors. Achievement of both the corporate and individual objectives should lead to improved performance and greater value to the stockholders. The Stock Option and Compensation Committee hired an outside consultant to review the Company's compensation programs in light of those provided by similar organizations.

EXECUTIVE OFFICERS

     The Company's executive compensation program is comprised of three components: (i) annual base salary; (ii) annual bonus; and (iii) long-term equity incentives. The variable portions of the executive compensation program (annual bonus and stock options) are directly tied to the Company's results of operations. The annual bonus has been designed to recognize shorter-term results while awards of stock options have been implemented to recognize sustained corporate growth and profitability. The annual bonus plan is designed to reflect the achievement of specific individual and corporate goals and objectives including specific net income and return on equity targets. The amount of the annual bonus actually awarded to an executive officer is dependent on the meeting or exceeding of specific targets which are developed at the beginning of each year by the executive and the Company. Failure to reach the targeted goals results in lower annual bonus awards and may, in the appropriate circumstances, result in no award. Since the attainment of the goals and objectives of the Company leads to increased stockholder returns, the annual bonus plan creates a direct relationship between executive compensation and the creation of additional value for the stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Filipps' annual compensation is fixed by the Committee. The Committee may grant periodic salary increases, if warranted, after a review of Mr. Filipps' performance and an assessment of the competitiveness of Mr. Filipps' current base salary. The award of an annual bonus recognizes Mr. Filipps' contributions to the Company's overall results. Contributions are measured against specific goals and objectives which are established by the Committee at the beginning of each year. The Committee considers the Company's return on equity, combined ratio, market share, growth in earnings and revenue, reduction in expenses, increases in profitability, as well as Mr. Filipps' individual goals and objectives.

ANNUAL BASE SALARY

     The annual base salary levels for the Company's executive officers are intended to be competitive with salaries for executive officers in comparable industries with similar levels of responsibility. The Company believes the salaries are competitive. Salaries paid to executive officers are fixed by the Committee. The Committee grants periodic salary increases, if warranted, after a review of individual performance and an assessment of the competitiveness of the executive's current salary.

ANNUAL BONUS

     The award of an annual bonus recognizes the individual contributions of an executive officer to the Company's overall results of operations. Contributions are measured against specific goals and objectives established at the beginning of the year for each executive officer and the Company. Among the factors considered are the Company's return on equity, combined ratio, market share, growth in earnings and revenue, reduction in expenses, increases in productivity, etc. Individual objectives are based on the executive's position with the Company or an affiliate.

     The President and the next three most highly compensated executive officers of the Company are eligible for bonuses of 100% of their annual base salary. Subject to the requirements of Section 162(m) of the Internal Revenue Code, as discussed in detail below, a bonus in excess of 100% may be awarded at the discretion of the Board of Directors. In addition to the bonus eligibility of the highly compensated executive officers as indicated above, the remaining executive officers of the Company have the opportunity to earn annual bonuses ranging from 50% to 75% of their annual base salary.

     The Chairman and the President of the Company review the performance of all executive officers and make specific recommendations to the Committee regarding the amount of annual bonus, if any, to be awarded. The amount of the annual bonus is dependent upon achieving specific goals and objectives.

LONG-TERM EQUITY INCENTIVE

     The Company's 1992 Stock Option Plan and 1995 Equity Compensation Plan provide the Company the opportunity to reward the contributions of key employees -- executive officers and others. In 1994, the Company undertook a review of the compensation practices of corporations similar in size and/or business to the Company. Based on this review, the President determined that the use of stock option awards based on salary levels was the best method of long-term incentive compensation of executive officers, and one that would ensure that the executive officers hold equity stakes in the Company. The Company's management modified the existing stock option grant guidelines and suggested that the Committee adopt these modifications. Based upon the review and management's recommendations, the Committee approved guidelines that provide for stock option grants to executive officers (and key employees) upon the occurrence of one (or more) of the following events: (i) initial employment,
(ii) promotion to a new, higher level position with increased responsibility and accountability, and/or (iii) the attainment of specific goals and objectives by an executive officer or key employee and the Company. Pursuant to these guidelines, the President recommends the number of stock options to be granted to an executive officer (or key employee) and presents this recommendation to the Committee along with supporting data for its review and approval. The President may make a recommendation to the Committee that deviates from the guidelines in appropriate circumstances.

     The Committee reviews the individual performance of Messrs. Wender and Filipps. Mr. Filipps reviews the performances of the executive officers of the Company and makes specific recommendations to the Committee regarding eligibility for and the amount of stock options to be granted to those executive officers (and key employees) of the Company he feels have made significant contributions to the Company's results of operations.

     The Committee evaluates the performance of the Company during a calendar year by examining a number of factors including the Company's competitive position in the mortgage insurance industry, growth in earnings, return on equity and other specific corporate goals and objectives. The Committee also examines the recommendations of the Chief Executive Officer. The Committee grants, subject to approval and ratification by the Board of Directors, stock options to the Chief Executive Officer and other executive officers and key employees.

     On January 21, 1997 the following executive officers of the Company were granted options to purchase shares of Common Stock: Mr. Filipps -- 25,000 shares, Mr. Fischer -- 16,500 shares, Messrs. MacLeod and Quint -- 15,000 shares each, and Mr. Levine -- 10,000 shares. These options vest 25% per year beginning January 21, 1999, and were granted at an option price of $32.50 per share, the closing price of the Common Stock on the New York Stock Exchange on January 20, 1997.

     On July 15, 1997 the following executive officers of the Company were granted options to purchase shares of Common Stock: Messrs. Carroll and Yaruss -- 7,500 shares each. These options vest 25% per year beginning July 15, 1999, and were granted at an option price of $48.00 per share, the closing price of the Common Stock on the New York Stock Exchange on July 14, 1997.

     On December 2, 1997 the following executive officers of the Company were granted options to purchase shares of Common Stock: Mr. Filipps -- 25,000 shares, Messrs. Fischer and Carroll -- 12,000 shares each, Messrs. MacLeod and Levine -- 8,000 shares each, Mr. Quint -- 11,500 shares, and Mr. Yaruss -- 8,500 shares. These options vest 25% per year beginning December 2, 1999, and were granted at an option price of $52.9375 per share, the closing price of the Common Stock on the New York Stock Exchange on December 1, 1997.

     During 1997, the executive officers of the Company as a group were granted options to purchase a total of 181,500 shares.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's Chief Executive Officer and the four next most highly compensated executive officers except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The amendments for the 1992 Stock Option Plan approved at the 1995 Annual Meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). The 1995 Equity Compensation Plan was also drafted to comply with Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Stock Option and Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. The Stock Option and Compensation Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Company and its stockholders.

             MEMBERS OF THE STOCK OPTION AND COMPENSATION COMMITTEE

                         Robert W. Richards (Chairman)
                                Claire M. Fagin
                                Ronald W. Moore

                         TOTAL STOCKHOLDER RETURN GRAPH

     The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years or such shorter period of time as the Company has been publicly traded. The Company became a publicly-traded company on October 30, 1992, when its initial public offering commenced. The following compares the total return to stockholders of (i) a $100 investment in the Company's Common Stock, (ii) the Standard and Poor's 500 index, and (iii) a peer group constructed by the Company for the period December 31, 1992 through December 31, 1997. The three companies in the peer group, MGIC Investment Corporation, a publicly-traded mortgage insurance company, Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac") have been selected because their core businesses involve residential mortgage lending.

     Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the end of the beginning of the period, by (ii) the share price at the end of the period.

        Measurement Period           CMAC Investment
      (Fiscal Year Covered)            Corporation        S&P 500 Index        Peer Group
12/31/92                                 100.00              100.00              100.00
1993                                     106.46              110.08              105.59
1994                                     111.56              111.53              104.19
1995                                     170.86              153.45              179.76
1996                                     286.38              188.68              230.28
1997                                     471.81              251.63              358.79

(1) Returns were prepared by Standard & Poor's Compustat, a division of McGraw-Hill, Inc.

(2) The return for the peer group for the periods shown assumes the base period to be equal to $100.00 and is calculated by weighing the returns for each company in the peer group by the market capitalization at the beginning of the periods shown.

(3) Past total stockholder returns may not be indicative of returns to be achieved in the future or for periods of time longer than the periods shown in the above graph.

                              CERTAIN TRANSACTIONS

     Prior to the Company's initial public offering in October 1992 (the "Offering"), the Company and CMAC were indirect subsidiaries of Reliance Group Holdings, Inc. ("Reliance"). Mr. Wender, Chairman of the Board of the Company, was Chairman of the Board and Chief Executive Officer of Commonwealth, an indirect subsidiary of Reliance at that time.

     Concurrently with the Offering, Commonwealth purchased 800,000 shares of the Company's $4.125 Preferred Stock (the "Preferred Stock") for an aggregate purchase price of $40.0 million. On February 27, 1998, Commonwealth was acquired by Land America Financial Group, Inc. and as successor to Commonwealth Land Title Insurance Company ("Commonwealth"), now owns the Preferred Stock. Dividends on the Preferred Stock are payable quarterly and for the year ended December 31, 1997 totaled $3.3 million. The Preferred Stock is redeemable at the option of the Company at $54.125 per share beginning August 15, 2002 and declining to $50.00 per share, in ten annual installments of 72,000 shares beginning in 2002 and the remaining 80,000 shares in 2012. In the event that dividends on the Preferred Stock are in arrears and unpaid in an amount equal to six quarterly dividends, the size of the Company's Board of Directors will be increased by two to permit the holders of the Preferred Stock, voting separately as a class, to elect two directors. The Company may not consummate any Fundamental Transaction (defined as a merger, consolidation, sale of assets or similar transaction on which the holders of the Common Stock are entitled to vote) unless such transaction is approved by two-thirds of the outstanding shares of the Preferred Stock. In connection with the sale of Preferred Stock, the Company granted to Commonwealth certain rights to register the Preferred Stock under the Securities Act of 1933, as amended.

     The Company has entered into change of control agreements with each of Messrs. Filipps, Fischer, MacLeod, Quint, Carroll and Yaruss. The change of control agreements have initial terms of three years and upon expiration of such period will be automatically extended for successive one-year terms, unless terminated by either party. The change of control agreements provide that in the event that, within two years after a "change in control" or "merger" (as defined in the agreements) of the Company or CMAC, the executive's employment is terminated (i) by the Company for any reason other than (1) the executive's continued illness, injury or incapacity for a period of twelve consecutive months or (2) for "cause", which shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole, or
(ii) by the executive in the event of relocation or certain specified adverse changes in employment status and compensation, the executive would be entitled to a lump-sum cash payment equal to 2.0 times (1) the executive's then current annual base compensation plus (2) the target bonus for the year in which a termination occurs. Additionally, upon a change of control (as defined in the agreements), all options not then vested would fully vest, and any restricted stock previously granted to the executive which has not yet vested or become freely transferable would become fully vested and freely transferable.

                     II.  STOCKHOLDER APPROVAL OF SELECTION
                            OF INDEPENDENT AUDITORS

     On January 21, 1998, the Board of Directors of the Company, acting upon the recommendation of the Audit Committee, selected the firm of Deloitte & Touche LLP as the independent auditors to audit the books, records and accounts of the Company for the current fiscal year, subject to ratification by the Company's stockholders. Deloitte & Touche LLP also served as the Company's independent auditors for the year ended December 31, 1997.

     Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors unanimously recommends a vote FOR this proposal. It is understood that even if the selection of Deloitte & Touche LLP is ratified, the Board, at its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     The Company has requested that a representative of Deloitte & Touche LLP attend the 1998 annual meeting of stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder's questions.

                             III.  APPROVAL OF THE
                       1997 EMPLOYEE STOCK PURCHASE PLAN

1997 EMPLOYEE STOCK PURCHASE PLAN

     On July 15, 1997, the Board of Directors of the Company unanimously adopted, subject to stockholder approval at the 1998 annual meeting, the 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan").

VOTE REQUIRED FOR APPROVAL

     To be adopted, the proposal to ratify and approve the Stock Purchase Plan must receive the vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

DESCRIPTION OF THE STOCK PURCHASE PLAN

     The Board of Directors of the Company has established the Stock Purchase Plan to provide employees of the Company and its affiliates with a convenient method to invest in the Company's Common Stock. The Stock Purchase Plan will increase the equity stake of the employees of the Company and its affiliates.

     The Stock Purchase Plan makes available for purchase by eligible employees a total of 200,000 shares of Common Stock, subject to adjustment in certain events. To the extent shares are available for purchase by employees under the Plan, the Company may make consecutive offerings of Common Stock to eligible employees, but the Company reserves the right to terminate the Stock Purchase Plan at any time.

     The provisions of the Stock Purchase Plan are intended to satisfy the requirements of Section 423 of the Internal Revenue Service Code of 1986, as amended (the "Code"). The Stock Purchase Plan is also intended to comply with
Section 16(b) of the Securities Exchange Act of 1934, as amended. The Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not a qualified plan under Section 401(a) of the Code.

     The description of the Stock Purchase Plan set forth herein is a summary, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Purchase Plan itself. The complete text of the Stock Purchase Plan is attached as Exhibit "A" to this Proxy Statement.

ELIGIBILITY

     To be eligible to participate in the Stock Purchase Plan, any employee must have (i) completed 18 months of continuous service, (ii) be employed at least twenty (20) hours per week by the Company or an affiliate, and (iii) work more than five (5) months in any calendar year with the Company or an affiliate. As of December 31, 1997, approximately 400 employees and executive officers of the Company were eligible to participate in the Stock Purchase Plan.

     No employee shall be granted an option under the Stock Purchase Plan if,
(i) immediately after the grant, such employee would own stock or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power of all classes of stock of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at fair market value at the time of the option grant) in any one calendar year.

OFFERING PERIODS; PURCHASE LIMITATIONS

     The Stock Purchase Plan shall have Offering Periods as determined by the Board of Directors (or a committee thereof). The Company will offer each eligible employee an option to purchase the greatest number of whole shares of Common Stock that can be purchased with the total amount such employee has elected to have deducted from his or her base salary. The Board of Directors (or a committee thereof) shall determine the maximum amount, either a dollar amount or a percentage of base salary, that an employee may elect for the Stock Purchase Plan. Such determination will take into account the relevant provisions of the Code.

PURCHASE DATES

     On the last business day of each Offering Period, all of the employees' accumulated deductions from the paychecks issued during the Offering Period will be used to purchase whole shares of Common Stock.

PURCHASE PRICE

     The price an employee will pay for each share of Common Stock on each Exercise Date will be determined by the Board of Directors and may be (a) between 85% and 100% of the fair market value of the shares on the first day of the Offering Period; (b) between 85% and 100% of the fair market value of the shares on the last day of the Offering Period or (c) the lesser of (i) 85%-100% of the fair market value of a share of

Common Stock on the first day of the Offering Period or (ii) 85%-100% of the fair market value of a share of Common Stock on the last day of the Offering Period. The employee will incur no transactions costs upon the purchase of shares through the Stock Purchase Plan.

NEW PLAN BENEFITS

     It is not possible to determine how many eligible employees will participate in the Stock Purchase Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of Common Stock that will be distributed under the Stock Purchase Plan. Because participation in the Stock Purchase Plan is optional, it is not possible to determine the benefits or amounts that would have been received under the Stock Purchase Plan during 1998 by the five most highly compensated executive officers of the Company, any other officers of the Company or any Director who is also a salaried employee of the Company or any of its subsidiaries.

SECTION 16

     The terms and conditions of options granted pursuant to the Stock Purchase Plan, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. The Stock Purchase Plan shall be deemed to contain, and options granted shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Stock Purchase Plan transactions.

FEDERAL INCOME TAX CONSIDERATIONS

     The Stock Purchase Plan is designed to qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code. Under Section 423 of the Internal Revenue Code, the employee will not recognize taxable income at the time he or she purchases stock under the Stock Purchase Plan. However, the employee may be deemed to receive compensation taxable as ordinary income in the year in which he or she disposes of the stock or dies while holding the stock.

     If the employee makes a disqualifying disposition (sale or other disposition of stock held less than two years from date of grant and one year from date of purchase), he or she would be deemed to receive compensation taxable as ordinary income in an amount equal to the excess of the value of the stock on the Purchase Date over the amount paid for the stock, regardless of whether the proceeds of the disposition exceed the employee's purchase price. The Company, at the time the disqualifying disposition is made, will collect from the employee the federal income tax withholding due on the additional compensation.

     If the employee should sell his or her stock at a profit and the sale is not a disqualifying disposition, the employee would recognize as compensation, taxable as ordinary income, an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of disposition over the employee's purchase price, or (ii) if applicable, the discount applied to the fair market value of the stock on the first day of the Offering Period in which the stock was purchased. Any profit in excess of the amount recognized as compensation would be treated as long-term capital gain for purposes of the maximum capital gains rate. If the sale is at a loss and is not a disqualifying disposition, the difference between the employee's purchase price and the proceeds of the sale would be a long-term capital loss.

     The Company would not be entitled to deduct the amount recognized as compensation by an employee in computing its federal income taxes unless the employee made a disqualifying disposition of the stock.

ACCOUNTING CONSIDERATIONS

     There is no charge to the income of the Company in connection with the grant or exercise of an option under the Stock Purchase Plan. Any tax benefit received by the Company as a result of a disqualifying disposition of shares obtained through the Stock Purchase Plan is reflected as a credit to capital in excess of par value and not as income.

     Earnings per share may be affected, in certain cases, by the potential dilution caused by the assumption of the exercise of outstanding stock options under the Stock Purchase Plan. When shares are actually issued as a result of the exercise of stock options under the Stock Purchase Plan, additional dilution could occur under certain circumstances. Shares issued under qualified plans are considered outstanding and therefore included in earnings-per-share calculations.

                               IV.  OTHER MATTERS

     The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their best judgment.

                         STOCKHOLDER PROPOSALS FOR THE
                              1999 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities Exchange Commission. To be considered for inclusion in the Proxy Statement and form of proxy relating to the 1999 Annual Meeting, such proposals must be received by the Company not later than December 4, 1998. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

     The Company will furnish, without charge, to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1997, including financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to C. Robert Quint, Senior Vice President, Chief Financial Officer, CMAC Investment Corporation, 1601 Market Street, Philadelphia, PA 19103.

                                          By Order of the Board of Directors

                                          HOWARD S. YARUSS
                                          Secretary

                                  EXHIBIT "A"

                          CMAC INVESTMENT CORPORATION

                       1997 EMPLOYEE STOCK PURCHASE PLAN

     The following constitute the provisions of the 1997 Employee Stock Purchase Plan of CMAC Investment Corporation.

     1. Purpose. The purpose of the Plan is to provide Eligible Employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Plan is not intended and shall not be construed as constituting an "employee benefit plan", within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

     2. Definitions.

      (a) "Board" shall mean the Board of Directors of the Company.

      (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

      (c) "Committee" shall mean the committee appointed by the Board of Directors to administer the Plan.

      (d) "Common Stock" shall mean the Common Stock of the Company.

      (e) "Company" shall mean CMAC Investment Corporation, a Delaware corporation.

      (f) "Compensation" shall mean all regular straight time gross earnings and shall not include payments for commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

      (g) "Continuous Status" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Eligible Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or an absence by reason of uniformed military service, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

      (h) "Contributions" shall mean all amounts credited to the account of a Participant pursuant to the Plan.

      (i) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

      (j) "Eligible Employee" shall mean any person, who after completion of eighteen (18) months of service with the Company or its Subsidiary, is customarily employed for at least twenty (20) hours per week and more than five
(5) months in a calendar year by the Company or one of its Designated Subsidiaries and who is not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. The term shall not include any person employed by the Company or any Subsidiary on a temporary basis.

      (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and as the same may hereinafter be amended.

      (l) "Fair Market Value" shall mean the fair market value of the Company's Common Stock on a given date as determined by the Board or the Committee in its discretion, based on the closing price of the Common Stock for such date as reported by the New York Stock Exchange. In the event that the Common Stock is not traded on such date, Fair Market Value is determined on the immediately preceding trading date.

      (m) "Offering Date" shall mean the first business day of each Offering Period of the Plan.

      (n) "Offering Period" shall mean a period of time defined by the Board or the Committee during which a Participant's Contributions are accumulated for the purpose of purchasing shares of the Company's Common Stock. The maximum offering period under this Plan is 27 months.

      (o) "Participant" shall mean any Eligible Employee who elects to participate in the Plan.

      (p) "Plan" shall mean this CMAC Investment Corporation 1997 Employee Stock Purchase Plan.

      (q) "Purchase Date" shall mean the last day of each Purchase Period of the Plan.

      (r) "Purchase Period" shall mean the period of time within an Offering Period in which payroll deductions are accumulated for the purpose of buying stock on the next scheduled Purchase Date in accordance with the terms and conditions of the Plan. Generally the Purchase Period falls between the Offering Date and the Purchase Date or between Purchase Dates where there are multiple Purchase Dates within one Offering Period.

      (s) "Subscription Agreement" shall mean the instrument prescribed by the Board or the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Common Stock on the terms and conditions offered by the Company. The Subscription Agreement is also intended to evidence the Company's offer of an option to the Eligible Employee to purchase Common Stock on the terms and conditions set forth therein and herein.

      (t) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     3. Eligibility.

      (a) Any person who is an Eligible Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) of the Plan and the limitations imposed by Section 423(b) of the Code.

      (b) Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. Offering Periods and Purchase Periods.

      (a) Offering Periods. The Plan shall be implemented by a series of Offering Periods of such duration or durations as may be determined by the Board or the Committee, with new Offering Periods commencing on such date or dates as may be determined by the Board or the Committee. The first Offering Period shall commence January 1, 1998 and continue (subject to this Plan being approved by the stockholders of the Company at the 1998 Annual Meeting, May 13, 1998) until June 30, 1998. The Plan shall continue until terminated in accordance with Sections 19 and 20 hereof. The Board or the Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Eligible Employees may not participate in more than one Offering Period at a time.

      (b) Purchase Periods. Each Offering Period shall consist of consecutive Purchase Periods as determined by the Board or the Committee with the duration or durations determined by the Board or the

Committee. The last day of each Purchase Period shall be the "Purchase Date" for such Purchase Period. The first Purchase Period shall commence on January 1, 1998 and end on June 30, 1998. The Board or the Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected.

     5. Participation

     (a) An Eligible Employee may become a Participant in the Plan by completing a Subscription Agreement on the form provided by the Company and filing it with the Company's Corporate Secretary's office on or before the 15th day of the month preceding the Offering Date, unless a later time for filing the Subscription Agreement is set by the Board or the Committee for all Eligible Employees with respect to a given offering. The Subscription Agreement shall set forth the dollar amount of the Participant's Compensation to be paid as Contributions pursuant to the Plan. The Board or the Committee will establish a Contribution limitation in a manner consistent with Section 423 of the Code.

     (b) Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last day in the Purchase Period of the Offering Period to which the Subscription Agreement is applicable, unless sooner terminated by the Participant as provided in Section 10 of this Plan.

     6. Method of Payment of Contributions.

     (a) A Participant may elect to have Compensation deducted from each of his or her biweekly pay checks during the Offering Period. All payroll deductions made by a Participant shall be credited to his or her account under the Plan. A Participant may not make additional payments into such account.

     (b) A Participant may discontinue his or her participation in the Plan by filing a Notice of Withdrawal, as provided in Section 10 of this Plan, or, on one occasion only during the Offering Period (or more frequently if the Board or the Committee determines the necessity for such), may decrease the rate of his or her Contributions during the Offering Period by completing and filing with the Company's Corporate Secretary a new Subscription Agreement. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new Subscription Agreement, if the agreement is filed on or before the 15th of the month preceding such date (or any other amount of time as determined by the Board or the Committee) and, if not, as of the beginning of the next succeeding calendar month.

     (c) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and Section 3(b) herein, a Participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equal $21,250. Payroll deductions shall re-commence at the rate provided in such Participant's Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 hereof.

     7. Grant of Option.

     (a) On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's Contributions accumulated prior to such Purchase Date and retained in the Participant's account as of the Purchase Date by the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company's Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Company's Common Stock on the Purchase Date; provided however, that the purchase shall be subject to limitations set forth in Sections 3(b) and 13. The Fair Market Value of a share of the Company's Common Stock shall be determined as provided in Section 2(l) of this Plan.

     (b) The option price per share of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of Common Stock of the Company on the Offering Date; or (ii) 85% of the Fair Market Value of a share of Common Stock of the Company on the Purchase Date.

     8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares will be exercised automatically on each Purchase Date within an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During his or her lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.

     9. Delivery. As promptly as practicable after each Purchase Date within each Offering Period, the Company shall arrange the delivery to each Participant's designated brokerage account, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. Any cash remaining to the credit of a Participant's account under the Plan after a purchase by him or her of shares at the termination of each Purchase Period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be carried over to the next Purchase Period if the Eligible Employee continues to participate in the Plan, or if the Eligible Employee does not continue to participate, shall be returned to said Participant.

     10. Voluntary Withdrawal; Termination of Employment.

     (a) A Participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving written notice to the Company via the Notice of Withdrawal. All of the Participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her Notice of Withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

     (b) Upon termination of the Participant's Continuous Status as an Eligible Employee prior to the Purchase Date within an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and his or her option will be automatically terminated.

     (c) In the event a Participant fails to remain in Continuous Status as an Eligible Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the Eligible Employee is a Participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

     (d) A Participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

     11. Automatic Withdrawal. If the Fair Market Value of the shares on the first Purchase Date of an Offering Period which contains more than one Purchase Date, is less than the Fair Market Value of the shares on the Offering Date for such Offering Period, then every Participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

     12. Interest. No interest shall accrue on the Contributions of a Participant in the Plan.

     13. Stock.

     (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 200,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Eligible Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary. The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

     (b) The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

     (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse and delivered to the Participant's brokerage account.

     14. Administration. The Board, or the Committee, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

     15. Designation of Beneficiary.

     (a) A Participant may file a written designation of a beneficiary who is to receive shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to the Purchase Date of an Offering Period.

     (b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant.

     16. Transferability. Neither Contributions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

     17. Use of Funds. All Contributions received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

     18. Reports. Each Participant in the Plan will be entitled to a statement of account promptly following the Purchase Date. Such statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance.

     19. Adjustments Upon Changes in Capitalization; Corporate Transactions.

     (a) Adjustment. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     (b) Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board or the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the "New Purchase Date"). If the Board or the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board or the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this Section 19(b), an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board or the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

     The Board or the Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

     20. Amendment or Termination.

     (a) The Board or the Committee may at any time terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required. No amendment may increase the number of shares reserved for purposes of the Plan and no amendment shall allow any person who is not an Eligible Employee to become a Participant, without the approval of the stockholders of the Company.

     (b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board or the Committee shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion as advisable and which are consistent with the Plan.

     (c) If requisite stockholder approval of this Plan is not received at the 1998 Annual Meeting of Stockholders scheduled to be held May 13, 1998 this Plan will automatically terminate and all Contributions will be returned to the Participants in accordance with Section 10 hereof.

     21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23. Term of Plan; Effective Date. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. The Plan shall continue in effect for a term of ten
(10) years unless sooner terminated under Sections 13 and 20 hereof.

     24. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. The Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                          CMAC INVESTMENT CORPORATION
                        PROXY FOR THE ANNUAL MEETING OF
                      STOCKHOLDERS TO BE HELD MAY 13, 1998
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby authorizes Frank P. Filipps, Howard S. Yaruss, and C. Robert Quint, and each of them, individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of the CMAC Investment Corporation, (the "Company"), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at 1601 Market St., 22nd Floor, Philadelphia, PA, on Wednesday, May 13, 1998 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated in each case April 6, 1998. All other proxies heretofore given by the undersigned to vote shares of the Company's Common Stock are expressly revoked.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE STOCKHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NOMINATED IN ITEM 1 AND FOR THE PROPOSALS REFERRED TO IN ITEMS 2 AND 3.

                                   CMAC INVESTMENT CORPORATION
                                   P.O. BOX 11024
                                   NEW YORK, N.Y. 10203-0024

[  ]

1. Election of Directors      FOR all nominees     WITHHOLD AUTHORITY to vote         *EXCEPTIONS
                              listed below         for all nominees listed below
                                 [ ]                        [ ]                           [ ]


Nominees: Herbert Wender, James W. Jennings and Robert W. Richards (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions

2. Ratification of the selection of Deloitte & Touche as the Company's Independent Auditors.


       FOR  [ ]        AGAINST  [ ]      ABSTAIN  [ ]

3. Approval and Ratification of the 1997 Employee Stock Purchase Plan.


       FOR  [ ]        AGAINST  [ ]      ABSTAIN  [ ]


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                             Change of Address and   [ ]
                                             or Comments Mark Here

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or authorized officer, please give full title.


DATED     , 1998


SIGNED




VOTES MUST BE INDICATED (x) IN BLACK OR BLUE INK.  [X]

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.